    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Arvinas, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	2,648,054 shares (2)	$64.77 (3)	$171,514,457.58 (3)	$92.70 per $1,000,000	$15,899.39
Total Offering Amounts					$171,514,457.58		$15,899.39
Total Fee Offsets							$0.00
Net Fee Due							$15,899.39

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 2,118,443 additional shares issuable under the 2018 Stock Incentive Plan and (ii) 529,611 additional shares issuable under the 2018 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on February 24, 2022.

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